Exhibit 99.1

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
www.ballyfitness.com
Contact: Jon Harris — Tel. (773) 864-6850
Vice President, Media Development & Communications

THE MWW GROUP
Public Relations — Tel. (201) 507-9500
Contact: Careen Winters — Email: cwinters@mww.com

For Immediate Release

BALLY TOTAL FITNESS PLANS TO ISSUE $200 MILLION OF UNSECURED SENIOR NOTES AND REFINANCE
EXISTING CREDIT FACILITY

     CHICAGO, June 18, 2003 — Bally Total Fitness Holding Corporation (NYSE: BFT) announced today that it plans to issue $200 million of Senior Notes due 2011 in an offering under Rule 144A and Regulation S under the Securities Act of 1933, as amended. Bally also intends to enter into a new $90 million senior secured revolving credit facility with its existing group of banks concurrently with the closing of the note offering. Bally plans to use the net proceeds from the issuance of the Senior Notes and, if necessary, initial borrowings under the new credit facility to repay all outstanding borrowings under its existing credit facility, including the remaining balance of its existing term loan due November 2004, and to pay related fees and expenses.

     The Senior Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

     Bally expects that the offering of the Senior Notes and the new credit facility will close concurrently by early July 2003, although there can be no assurance in that regard.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bally Total Fitness:

     Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 420 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million annual member visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit www.ballyfitness.com.

     Forward-looking statements in this release including, without limitation, statements relating to Bally’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of Bally to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; and other factors described in Bally’s filings with the Securities and Exchange Commission. Bally undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.